                                  SCHEDULE 13G

                                 (RULE 13d-102)


    Information to be Included in Statements Filed Pursuant to Rule 13d-1(b),
        (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.


                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                   Under the Securities Exchange Act of 1934
                               (Amendment No. 4)*


                         PEERLESS MANUFACTURING COMPANY
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   705514107
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                November 5, 2003
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)



     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

        [ ] Rule 13d-1(b)

        [X] Rule 13d-1(c)

        [ ] Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------                                        -------------------
 CUSIP NO. 705514107                    13G                   PAGE 2 OF 4 PAGES
---------------------                                        -------------------


1. Name of Reporting Persons/I.R.S Identification Nos. of Above Persons (Entities Only)

              William Fred Nicklin
------------------------------------------------------------------------------
2.     Check the Appropriate Box if a Member of a Group              (a) [ ]
       (See Instructions)                                            (b) [X]

------------------------------------------------------------------------------
3.     SEC Use Only

------------------------------------------------------------------------------
4.     Citizenship or Place of Organization

              United States
------------------------------------------------------------------------------
        Number of
                        5. Sole Voting Power
         Shares              130,900
                        ------------------------------------------------------
      Beneficially      6. Shared Voting Power
                             None
        Owned by        ------------------------------------------------------
                        7. Sole Dispositive Power
          Each               130,900
                        ------------------------------------------------------
       Reporting        8. Shared Dispositive Power
                             None
      Person With
------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person

              144,100
------------------------------------------------------------------------------
10.   Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
      See Instructions)                                                  [ ]

              No
------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

              4.80%
------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions)

              IN
-------------------------------------------------------------------------------

ITEM 1.

(a)     Peerless Manufacturing Company

(b)     2819 Walnut Hill Lane
        Dallas, Texas 75229


ITEM 2.

(a)     William Fred Nicklin

(b)     3 Rivers Edge
        Newburgh, NY 12550-1457

(c)     United States.

(d)     Common Stock.

(e)     CUSIP No. 705514107


ITEM 3.

Passive Investor


ITEM 4. Ownership

(a)     Amount beneficially owned: 144,100 shares

(b)     Percent of class:          4.80%

(c)     Number of shares as to which the person has:

        (i)     Sole power to vote of to direct the vote:  130,900

        (ii)    Shared po9wer to vote or direct the vote:  none

        (iii)   Sole power to dispose or to direct the disposition of:   130,900

        (iv)    Shared power to dispose or to direct the disposition of: none


ITEM 5. Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]


ITEM 6. Ownership of More than Five Percent on Behalf of Another Person

Not applicable.


ITEM 7. Identification and Classification of the Subsidiary which Acquired The Security being Reported on by the Parent Holding Company

Not applicable.


ITEM 8. Identification and Classification of Members of the Group.

Not applicable.


ITEM 9. Notice of Dissolution of Group.

Not applicable.


ITEM 10. Certification

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participation in any transaction having that purpose or effect.



                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  December 4, 2003


                                              /s/ William E. Nicklin
                                              -------------------------
                                                  William E. Nicklin